NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD CROSSOVERS SOAR IN AUGUST; OVERALL SALES DECLINE

•  Ford's all-new and redesigned crossovers were up 82 percent in August; year-to-date sales up 48 percent.
•  Overall sales totaled 218,332, down 14 percent compared with a year ago; daily rental sales were down 44 percent and sales to individual retail customers were down 13 percent.
•  Lincoln registers 11th month in a row of higher retail sales; total Lincoln sales up 16 percent in August and 13 percent year-to-date.
•  All-new Ford Expedition gains for the 12th month in a row; Lincoln Navigator was up 57 percent.
•  Land Rover dealers report record August sales, up 32 percent, reflecting all-new LR2.
•  Ford announces fourth quarter 2007 North American production plan of 640,000 units, up 6 percent compared with the same period a year ago.

DEARBORN, Mich., Sept. 4 – Demand continues to grow for Ford Motor Company's all-new and redesigned crossover vehicles, but overall sales declined in August.

Total August sales were 218,332, down 14 percent compared with a year ago.  Sales to daily rental companies were down 44 percent and sales to individual retail customers were down 13 percent.

Ford, Lincoln and Mercury's all-new and redesigned crossover utility sales were up 82 percent in August and up 48 percent year-to-date – the largest increase of any major manufacturer.

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"We are encouraged by consumers' response to our new products," said Mark Fields, Ford's President of the Americas.  "Demand for our new crossovers continues to grow despite challenging economic conditions."

In August, Ford Edge sales were 10,165 and Lincoln MKX sales were 3,421.  The Edge and Lincoln MKX were introduced in December 2006 and already are among the best sellers in the mid-size and premium CUV segments.

Sales for the redesigned 2008 model Ford Escape and Mercury Mariner crossovers were higher in August.  Escape sales were 11,960, up 4 percent, and Mariner sales were 2,939, up 6 percent.

Sales for the new Ford Expedition (up 17 percent) and Lincoln Navigator (up 57 percent) also were higher than a year ago.  Expedition sales were up for the twelfth consecutive month.

The Lincoln brand posted its eleventh month in a row of higher retail sales.  In August, total Lincoln sales were up 16 percent (retail up 17 percent).  Year-to-date, total Lincoln sales were up 13 percent (retail up 14 percent).  Lincoln’s rebound reflects the new Lincoln MKX crossover, the new Lincoln MKZ sedan and the redesigned Navigator.

Land Rover dealers reported record August sales of 4,853, up 32 percent, reflecting the addition of the all-new LR2 crossover.  Land Rover sales were up 6 percent year-to-date.

North American Production
In the fourth quarter 2007, the company plans to produce 640,000 vehicles, up 6 percent compared with the fourth quarter 2006.    In the third quarter 2007, the company plans to produce 640,000 vehicles, unchanged from the previous forecast.

"Our plan remains to align production capacity and inventories with consumer demand," said Fields.  "Our second half production is in line with this thinking."

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